Exhibit 99.1

News Release

Media Contact:	Investor Contact:	NewPage Corporation
Amber Garwood	David J. Prystash	8540 Gander Creek Drive
937-242-9093	937-242-9700	Miamisburg, OH 45342

FOR IMMEDIATE RELEASE—

NEWPAGE ANNOUNCES THIRD QUARTER 2009 FINANCIAL RESULTS

MIAMISBURG, Ohio. – November 10, 2009 – NewPage Corporation (NewPage) today announced its results of operations for the third quarter of 2009. Net sales were $791 million in the third quarter of 2009 compared to $1,126 million in the third quarter of 2008, a decrease of $335 million, or 30%. The decrease in net sales reflects lower sales volumes and lower average prices in the third quarter of 2009 compared to the third quarter of 2008. Net loss attributable to NewPage was $(138) million in the third quarter of 2009, primarily as a result of a charge of $133 million on the refinancing of debt and related transactions. The net loss attributable to NewPage for the third quarter of 2008 was $(61) million. Debt covenant EBITDA (earnings before interest, taxes, depreciation and amortization) was $119 million for the third quarter of 2009 compared to $151 million for the third quarter of 2008. The difference is primarily a result of lower sales volumes and lower average sales prices, partially offset by the benefit of alternative fuel mixture tax credits, reduction in raw material costs and substantial on-going cost productivity.

On the challenging economic conditions, Richard D. Willett, Jr., NewPage President and Chief Executive Officer, stated, “The decline in demand for coated paper during the third quarter of 2009, in comparison to the third quarter of 2008, was primarily the result of decreased advertising spending and magazine and catalog circulation, and was largely a continuation of the same macroeconomic forces we saw in the first half of the year, exacerbated by increased low-priced imports from China and Indonesia. Since February of 2009, we’ve seen volume trending upward in our business, primarily as customer de-stocking of their on-hand inventory ceases. Today, we are experiencing seasonal strengthening and some benefits of the postal service’s volume incentives for catalogers. We believe as the U.S. economy recovers, so will our paper volume. To ensure that we participate in that recovery on a level playing field, we have filed new trade cases to address the growth of unfairly traded coated sheet products from China and Indonesia in the U.S.”

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The following schedule details key performance and cost metrics for the third quarter:

	Third Quarter
	2009	2008
Coated paper sales volume - 000s tons	708	893
Price per ton of coated paper	$891	$1,005
Market downtime - 000s tons	101	13
Maintenance expense - $ million	$66	$94
Gross margin %	0.8%	8.1%
SG&A expense - $ million	$47	$62
Interest expense (including refinancing effects of $133 million) - $ million	$194	$69

“In an effort to balance supply with demand, we took 101,000 tons of market-related downtime during the third quarter of 2009 and have announced that we intend to take up to an additional 160,000 tons of market-related downtime in the fourth quarter of 2009,” said Willett.

While dealing with lower revenues and market-related downtime described above, NewPage has continued to increase productivity, completed its integration efforts, and reduced input costs. “In this environment, continued improvements in our cost position are critical, and our continued successes in the Lean Six Sigma culture change, as well as a very successful new initiative in strategic sourcing, are helping us deal with the impact of significant market downtime and lower prices. In addition, now that we have completed our integration activities, we can be increasingly focused on making significant improvements in our overall customer experience,” added Willett.

As previously reported, the U.S. Internal Revenue Code allows a refundable excise tax credit for alternative fuel mixtures produced for sale or for use as a fuel in a trade or business. NewPage received payments of $86 million during the third quarter of 2009. Income recognized for the credit is included in net income (loss) attributable to the company and totaled $94 million for the third quarter of 2009.

NewPage closed the quarter with $235 million of liquidity, consisting of $11 million of cash and cash equivalents and $224 million of additional borrowing availability under the revolving credit facility. The amount available under the revolving credit facility takes into consideration the requirement to maintain a minimum availability of $50 million through March 2011 that was added as part of the amendment to the revolving credit facility in September 2009.

David J. Prystash, Senior Vice President and Chief Financial Officer for NewPage comments, “During the third quarter we significantly reduced discretionary spending and completed our private placement notes offering to sustain our business during these challenging economic conditions. For our employees, vendors and customers, these actions are critical steps in stabilizing our capital structure and improving our operational flexibility.” The net proceeds of the notes offering, together with approximately $5 million of borrowings under NewPage’s revolving credit facility, were used to repay all amounts outstanding under the NewPage term loan and to pay fees and expenses of the notes offering.

Conference Call

The NewPage Third Quarter 2009 Conference Call and Webcast is scheduled for today, November 10, 2009, at 11 a.m. Eastern time. The live conference call and presentation slides may be accessed on the

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NewPage Web site at www.NewPageCorp.com. Click on the link to the Conference Call and Webcast and follow the instructions to access the webcast in listen and view mode. Please go to the Web site at least one hour prior to the call to register, download and install any necessary audio software. The call will be available live and stored on the Web site for five weeks.

Analysts and investors may access the call by dialing 866-244-4530 (toll-free domestic) or 703-639-1173 (international). A replay of the call can be accessed via telephone 888-266-2081 (toll-free domestic) or 703-925-2533 (international), access code 1327918. The replay will be available starting at 2:00 p.m. (ET) on November 10, 2009, and will remain available until midnight (ET) on December 15, 2009.

About NewPage Corporation

Headquartered in Miamisburg, Ohio, NewPage Corporation is the largest coated paper manufacturer in North America, based on production capacity, with $4.4 billion in net sales for the year ended December 31, 2008. The company’s product portfolio is the broadest in North America and includes coated freesheet, coated groundwood, supercalendered, newsprint and specialty papers. These papers are used for corporate collateral, commercial printing, magazines, catalogs, books, coupons, inserts, newspapers, packaging applications and direct mail advertising.

NewPage owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota, Wisconsin and Nova Scotia, Canada. These mills have a total annual production capacity of approximately 4.4 million tons of paper, including approximately 3.2 million tons of coated paper, approximately 1.0 million tons of uncoated paper and approximately 200,000 tons of specialty paper.

Forward-looking Statements

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will likely continue,” “will likely result,” or words or phrases with similar meaning. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include, among others, our substantial level of indebtedness; changes in the supply of, demand for, or prices of our products; general economic and business conditions in the United States and Canada and elsewhere; the ability of our customers to continue as a going concern, including our ability to collect accounts receivable according to customary business terms; the activities of competitors, including those that may be engaged in unfair trade practices; changes in significant operating expenses, including raw material and energy costs; changes in currency exchange rates; changes in the availability of capital; changes in the regulatory environment, including requirements for enhanced environmental compliance; and other risks and uncertainties that are detailed in our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

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NewPage Corporation

Consolidated Statements of Operations (unaudited)

Third Quarter Ended September 30, 2009 and 2008

(in millions)

	2009	2008
Net sales	$791	$1,126

Cost of sales	785	1,034
Selling, general and administrative expenses	47	62
Interest expense (1)	194	69
Other (income) expense, net	(93)	5

Income (loss) before income taxes	(142)	(44)
Income tax (benefit)	(5)	17

Net income (loss)	(137)	(61)
Net income (loss)—noncontrolling interests	1	-

Net income (loss) attributable to NewPage	$(138)	$(61)

(1) 2009 includes a charge of $85 million on the extinguishment of debt and $48 million of unrealized losses on our interest rate swaps reclassified from accumulated other comprehensive income (loss) as a result of the retirement of the senior secured term loan.

NewPage Corporation

Consolidated Statements of Operations (unaudited)

Three Quarters Ended September 30, 2009 and 2008

(in millions)

	2009	2008
Net sales	$2,249	$3,379

Cost of sales	2,261	3,066
Selling, general and administrative expenses	142	179
Interest expense (1)	328	208
Other (income) expense, net	(218)	(5)

Income (loss) before income taxes	(264)	(69)
Income tax (benefit)	(15)	4

Net income (loss)	(249)	(73)
Net income (loss)—noncontrolling interests	4	2

Net income (loss) attributable to NewPage	$(253)	$(75)

(1) 2009 includes a charge of $85 million on the extinguishment of debt and $48 million of unrealized losses on our interest rate swaps reclassified from accumulated other comprehensive income (loss) as a result of the retirement of the senior secured term loan.

NewPage Corporation

Condensed Consolidated Balance Sheets (unaudited)

September 30, 2009 and December 31, 2008

(in millions)

	2009	2008
ASSETS
Cash and cash equivalents	$11	$3
Accounts receivable, net	299	278
Inventories	682	628
Other current assets	20	22

Total current assets	1,012	931

Property, plant and equipment, net	3,014	3,205
Other assets	119	109

TOTAL ASSETS	$4,145	$4,245

LIABILITIES AND EQUITY
Accounts payable	$203	$254
Other current liabilities	293	270
Current maturities of long-term debt	-	16

Total current liabilities	496	540

Long-term debt	3,056	2,900
Other long-term obligations	578	622
Commitments and contingencies

EQUITY
Common stock, 100 shares issued and outstanding, $0.01 per share par value	-	-
Additional paid-in capital	771	767
Accumulated deficit	(467)	(214)
Accumulated other comprehensive loss	(319)	(396)
Noncontrolling interests	30	26

Total equity	15	183

TOTAL LIABILITIES AND EQUITY	$4,145	$4,245

NewPage Corporation

Condensed Consolidated Statements of Cash Flows (unaudited)

Three Quarters Ended September 30, 2009 and 2008

(in millions)

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(249)	$(73)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	208	220
Non-cash interest expense	68	20
Loss on extinguishment of debt	72	-
(Gain) loss on disposal of assets	5	10
Deferred income taxes	(17)	3
LIFO effect	6	24
Pension expense	37	-
Equity award expense	7	25
Changes in operating assets and liabilities	(150)	(245)

Net cash provided by (used for) operating activities	(13)	(16)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(45)	(114)
Payments for acquired business	-	(7)
Proceeds from sales of assets	22	6

Net cash provided by (used for) investing activities	(23)	(115)

CASH FLOWS FROM FINANCING ACTIVITIES
Distributions from Rumford Cogeneration Company, L.P. to limited partners	-	(6)
Loans to parent companies	(3)	(6)
Issuance of long-term debt	1,598	-
Payment of financing costs	(54)	-
Repayments of long-term debt	(1,584)	(12)
Borrowings on revolving credit facility	907	100
Payments on revolving credit facility	(823)	-

Net cash provided by (used for) financing activities	41	76

Effect of exchange rate changes on cash and cash equivalents	3	(1)

Net increase (decrease) in cash and cash equivalents	8	(56)
Cash and cash equivalents at beginning of period	3	143

Cash and cash equivalents at end of period	$11	$87

NewPage Corporation

Reconciliation of Net Income (Loss) Attributable to NewPage to EBITDA (unaudited)

Third Quarter and Three Quarters Ended September 30, 2009 and 2008

(in millions)

	Third Quarter Ended September 30, 2009	Third Quarter Ended September 30, 2008	Three Quarters Ended September 30, 2009	Three Quarters Ended September 30, 2008
Net income (loss) attributable to NewPage	$(138)	$(61)	$(253)	$(75)
Plus:
Interest expense	194	69	328	208
Income tax (benefit)	(5)	17	(15)	4
Depreciation and amortization	69	71	208	220

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$120	$96	$268	$357

Plus:
Equity award expense	1	10	7	25
Other non-cash (gain) loss	4	8	8	10
LIFO effect	(21)	10	6	24
Pension expense—non-cash	12	-	37	-
Severance and integration costs	3	27	24	52

Debt Covenant EBITDA	$119	$151	$350	$468

EBITDA and Debt Covenant EBITDA are not measures of our performance under accounting principles generally accepted in the United States (“GAAP”), are not intended to represent net income (loss) attributable to NewPage, and should not be used as an alternative to net income (loss) attributable to NewPage as an indicator of performance. EBITDA and Debt Covenant EBITDA are shown because they are a primary component of certain covenants under our senior secured credit facilities and are a basis upon which our management assesses performance. In addition, our management believes EBITDA and Debt Covenant EBITDA are useful to investors because they and similar measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. The use of EBITDA and Debt Covenant EBITDA instead of net income (loss) attributable to NewPage have limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP.